JOINT FILER INFORMATION

NAME:	Frost Gamma Investments Trust
ADDRESS:	4400 Biscayne Blvd
Miami, FL 33137

Designated Filer:	Phillip Frost, M.D.

Issuer and Ticker Symbol:	Passport Potash, Inc. (PPI)

Date of Event Requiring
Statement:	February 19, 2013

FROST GAMMA INVESTMENTS TRUST

by:	/s/ Phillip Frost
Phillip Frost, M.D., Trustee